Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— May 20, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.082366 per unit, payable on June 13, 2014 to unitholders of record on May 30, 2014. The distribution primarily represents oil production during the month of February 2014 and natural gas production during January 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	67,374	462,608	$95.46	$4.71
Prior Month	74,106	528,824	$90.00	$4.21

Oil production for the current distribution period totaled approximately 2,400 Bbls/D, consistent with the prior month. Oil cash receipts decreased $0.2 million from the prior month and totaled $6.4 million as a result of fewer production days in February, partially offset by a 6% increase in NYMEX prices. Natural gas receipts remained consistent with the prior month and totaled $2.2 million as a result of increased NYMEX prices, offset by reduced sales volumes. Approximately 59,000 Mcf of the decrease in natural gas volumes is due to the timing of cash receipts for previous production months.

The current month distribution does not include production from the Permian Basin Wolfcamp drilling program. As the current month distribution represents February 2014 oil sales, revenues from the Wolfcamp program are not yet included in the distribution. The first 3 wells (Rocker B 40H, 41H, and 42H) came online at the end of February and, as a result, March was the first full month of production.

Capital expenditures included in the current month distribution were approximately $1.8 million, which relates to capital expenditures incurred in March. Capital expenditures of approximately $1.0 million related to the Wolfcamp activity in the Midland Basin.

Wolfcamp Activity Update

Enduro continues to receive drilling proposals from Pioneer Natural Resources for the 2014 Wolfcamp drilling program. Of the 25 gross wells anticipated to be drilled in 2014, Enduro has received drilling proposals for 15 gross wells, of which 3 are currently producing, 7 are waiting on completion, 3 are drilling, and 2 are waiting to be spud. The majority of the wells that are currently drilling or waiting on completion are anticipated to be completed in June and July.

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	Reservoir	County & State	Enduro Working Interest
Rocker B 43H	Waiting on Completion	Wolfcamp	Reagan, TX	6.25%
Rocker B 44H	Waiting on Completion	Wolfcamp	Reagan, TX	6.25%
Rocker B 45H	Waiting on Completion	Wolfcamp	Reagan, TX	6.25%
Rocker B 46H	Waiting on Completion	Wolfcamp	Irion, TX	6.25%
Rocker B 47H	Waiting on Completion	Wolfcamp	Irion, TX	6.25%
Rocker B 48H	Drilling	Wolfcamp	Irion, TX	6.25%
Rocker B 71H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 72H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 73H	Waiting on Completion	Wolfcamp	Irion, TX	12.50%
Rocker B 74H	Waiting on Completion	Wolfcamp	Irion, TX	12.50%

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis 1 (713) 483-6792